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                                                                    EXHIBIT 99.2

                                                                      [i2 Logo]


PRESS RELEASE

i2 TECHNOLOGIES BOARD APPROVES TWO-FOR-ONE STOCK SPLIT
Split subject to shareholder approve


DALLAS, TEXAS, OCTOBER 17, 2000 -The Board of Directors of i2 Technologies, Inc. (Nasdaq: ITWO) today declared a two-for-one split of the Company's common stock. The stock split is subject to stockholder approval of an increase in authorized shares of the Company's common stock at a Special Meeting of i2's stockholders tentatively scheduled to be held on November 28, 2000.

With the anticipated approval of the increase in authorized shares by i2 stockholders, the stock split will be paid as a 100 percent stock dividend on or about December 4, 2000, to stockholders of record on the date of the Special Meeting. The split, which was announced in conjunction with the Company's third-quarter earnings, would be the Company's second two-for-one stock split this year.

ABOUT I2:

i2 is creating real value for its global e-business customers through its i2 TradeMatrix solutions, content and marketplace platform. i2 TradeMatrix allows businesses to create both private and public marketplaces, while improving the efficiencies of all participants. i2 provides a wide variety of collaborative e-business services for both the early stages and the next generation of e-business adoption, with each service supported by decision optimization, transaction management and content management solutions. Founded in 1988, i2's mission is to deliver $75 billion in value to its customers by 2005. i2 is headquartered in Dallas, has more than 5,000 employees and maintains offices worldwide. Visit i2 at www.i2.com.

i2 and the i2 logo design are registered trademarks of i2 Technologies, Inc.

CAUTIONARY LANGUAGE

This press release contains forward-looking statements that involve risks and uncertainties, including the anticipated authorization of additional shares by shareholders. For a discussion of factors which could impact i2's financial results and cause actual results to differ materially from those in forward-looking statements, please refer to i2's recent filings with the SEC, particularly the Form 10-K filed March 22, 2000 and Form 10-Q filed August 14, 2000.

CONTACT:

Brent Anderson
Investor Public Relations
i2 Technologies, Inc.
469-357-6012
brent_anderson@i2.com

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